                             EMPLOYMENT AGREEMENT


     THIS AGREEMENT ("Agreement") is entered into as of January 29, 1996 by and between John Sheridan ("Employee") and Tara Products, Inc. (the "Company").

                                R E C I T A L S:

     A. The Company desires to employ Employee as an executive officer of the Company and Employee desires to be so employed by the Company, all on the terms and subject to the conditions set forth herein.

     B. The Company desires to bind Employee to certain restrictive covenants and Employee agrees to be so bound, all on the terms and subject to the conditions set forth herein.

                               A G R E E M E N T :

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. TERM. Subject to the terms and conditions set forth herein and unless sooner terminated as hereinafter provided, the Company shall employ Employee and Employee agrees to serve as an employee of the Company from the date hereof to and including December 31, 2000 (the "Employment Term"). Upon the expiration of the Employment Term, the Company and Employee may agree to continue Employee's employment with the Company upon terms and conditions to be mutually agreed upon by the parties hereto. The Employment Term and any renewal term thereof are collectively referred to herein as the "Term".

     2. EMPLOYMENT DUTIES. During the Term, Employee shall serve as the Vice President of Business Development of the Company. Employee shall faithfully, diligently and competently perform such duties and responsibilities as are commensurate with his position with the Company, including such services, duties and responsibilities as may from time to time be assigned to him by the Board of Directors of the Company (the "Board"). Employee agrees to devote his business time (as directed by the Company), attention and energies to the performance of his duties hereunder and in furtherance of the Company's best interests.

     3. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings: (i) "Actual Company Sales" means the actual sales by the Company of Products (net of returns, allowances and discounts) during each calendar year of the Employment Term, as determined from the Company's internal accounting records; (ii) "Actual TCP Sales" means the actual aggregate sales (net of returns, allowances and discounts) by TCP, any entity which owns or controls over 50% of the outstanding securities of TCP (the "Parent"), the Company and all other Subsidiaries of TCP or the Parent during calendar years 1998, 1999 and 2000, as determined from each such entities' internal accounting records; (iii) "Base Company

Sales" means the target net sales of Products by the Company during each calendar year of the Employment Term as set forth on EXHIBIT A attached hereto; (iv) "Base TCP Sales" means the target net sales by Parent, TCP and TCP's and the Parent's Subsidiaries (including the Company) during calendar years 1998, 1999 and 2000 as set forth on EXHIBIT B attached hereto;
(v)"Products" means the products set forth on EXHIBIT C attached hereto; (vi) "Subsidiary" means any corporation or other organization, whether incorporated or unincorporated, of which at least seventy-five percent (75%) of the voting securities or other voting interests are owned or controlled, directly or indirectly, by any such person; and (vii) "TCP" means Total Control Products, Inc., the parent of the Company. For purposes of determining Actual TCP Sales, (a) only TCP's or its Parent's pro rata portion of the sales (based upon ownership amounts) of any subsidiary of TCP or the Parent shall be included into the calculation of Actual TCP Sales; and (b) only the Parent's net sales multiplied by its pro rata ownership interest of TCP shall be included in the calculation of Actual TCP Sales. Additionally, for purposes of this Agreement, "Fair Market Value" shall mean the fair market value of each share of TCP Stock (as defined below) based upon the value of TCP as a going concern (but without regard to a minority discount or lack of marketability of TCP Stock) divided by the aggregate number of shares of TCP Stock outstanding as of the determination date of Fair Market Value and prior to giving effect to the transaction giving rise to such calculation, all on a fully diluted basis. The Fair Market Value shall be determined by the mutual agreement of Employee and TCP. If Employee and TCP are unable to agree upon the Fair Market Value within twenty (20) days after the date giving rise to the calculation of Fair Market Value, the Fair Market Value shall be determined by a qualified third party mutually agreed upon by Employee and TCP. If Employee and TCP are unable to agree on the selection of a qualified third party to determine the Fair Market Value within ten days after the expiration of the twenty day period referred to above, each of Employee and TCP shall select their own valuation advisor within ten days after the expiration of such ten day period, who shall then agree upon a qualified third party to perform the valuation, and the valuation by such third party shall be binding on Employee and TCP. In the event that either Employee or TCP fail to appoint a valuation advisor within the time period specified above, the other party may instruct its valuation advisor to complete the valuation and the results of that valuation shall be binding on both parties. TCP shall cooperate with the valuation advisor undertaking the valuation pursuant to this Agreement and shall provide the valuation advisor access to all necessary information and personnel upon reasonable advance notice during normal business hours.

     4. COMPENSATION. Subject to the conditions contained herein, as compensation for the services to be performed and the duties and responsibilities to be assumed by Employee during the Employment Term, the Company shall pay to Employee a salary (the "Salary") in an amount equal to $200,000 per annum. The Salary shall be payable to Employee in accordance with the Company's ordinary payment practices for salaried employees. Notwithstanding the foregoing, Employee shall only be entitled to a pro rata portion of his Salary for any partial calendar year during the Employment Term.

     5. BONUS. If in any calendar year during the Employment Term, Actual Company Sales is greater than 125% of Base Company Sales for such calendar year, Employee shall be entitled to participate in TCP's executive bonus plan on the same terms as the participation of other executives of TCP; provided, however, that for purposes of such participation, Employee's Salary shall be deemed to be equal to $120,000 (the "Bonus").

     6. CONTINGENT CONSIDERATION. For calendar years 1998, 1999 and 2000, except to the extent as otherwise provided herein,, to the extent that Actual TCP Sales during such calendar year exceeds Base TCP Sales for such calendar year, the Company shall pay Employee an amount equal to one and one-quarter percent (1.25%) of such excess ("Contingent Consideration"). Fifty Percent (50%) of the Contingent Consideration otherwise payable to Employee shall be payable in shares of Common Stock, no par value per share, of TCP ("TCP Stock") based upon the Fair Market Value of each share of TCP Stock.

     7. PAYMENT OF BONUS AND CONTINGENT CONSIDERATION. As soon as practicable after the close of the Company's books for each calendar year during the Employment Term, but in any event, no later than 90 days after the end of such calendar year, the Company will determine the final aggregate amount of the Bonus and the Contingent Consideration, if any, for such preceding calendar year based upon the Company's internal accounting records, and shall notify Employee in writing of the amount of each Contingent Consideration and Bonus, if any (the
"Compensation Notice").   Employee may, within forty-five (45) days after
receipt of the Compensation Notice, deliver the Company written notice (the "Dispute Notice") identifying any dispute that Employee may have with respect to the amounts set forth in the Compensation Notice. If a Dispute Notice is not delivered by Employee to the Company within such forty-five day period, the amount of the Contingent Consideration and Bonus, if any, set forth in the Compensation Notice shall be final and binding on the parties hereto. Within fifteen (15) days following the Company's receipt of a Dispute Notice, the Company and Employee shall in good faith attempt to agree upon the Contingent Consideration and Bonus, if any, for such calendar year. If the Company and Employee cannot agree to the amount of the Contingent Consideration and Bonus, if any, for such calendar year, they shall jointly submit their dispute to the Cincinnati, Ohio office of Coopers & Lybrand (the "Arbiter") for final determination, whose determination shall be made within ninety (90) days of the date the dispute is submitted to the Arbiter. The fees and expenses of the Arbiter shall be shared equally between Employee and the Company. The Arbiter's determination as to the amount of Contingent Consideration and Bonus for such calendar year shall be final and binding on the parties hereto. The Bonus and Contingent Consideration awarded to Employee in respect of any particular calendar year shall be paid to Employee within fifteen days of the final determination of the Contingent Consideration and Bonus, if any, without
interest.    In connection with the determination of the Contingent
Consideration, Employer and TCP shall give Employee and the Arbiter, as applicable, reasonable access to the portion of its books and records which are relevant to the calculation of the Contingent Consideration during normal business hours upon reasonable advance notice.

     8.   BENEFITS.

          (a) During the Term, Employee shall be entitled to participate in such employee benefit plans and programs as are maintained by the Company, to the extent that his position, tenure, compensation, age, health and other qualifications make him eligible to participate. The Company does not promise the adoption or continuance of any particular plan or program during the Term, and Employee's (and his dependents') participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable thereto.

          (b) During the Term, Employee shall be entitled to such other fringe benefits as are provided to employees of the Company with comparable positions, tenure and compensation as Employee.

     9. REIMBURSEMENT OF EXPENSES. During the Term, Employee shall be entitled to prompt reimbursement for ordinary, necessary and reasonable out-of-pocket trade or business expenses which Employee incurs in connection
with performing his duties under this Agreement.   Employee shall also receive a
$700 per month car allowance for so long as certain of the officers of TCP receive such an allowance. The reimbursement of all such expenses shall be made upon presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses and shall be subject to the reasonable approval of the Board.

     10. RESTRICTIVE COVENANTS. Employee acknowledges and agrees that (a) through his continuing services to the Company, he will learn valuable trade secrets and other proprietary information relating to the Company's business;
(b) Employee's services to the Company are unique in nature; (c) the Company's business is international in scope; and (d) the Company would be irreparably damaged if Employee was to provide services to any person or entity in violation of the restrictions contained in this Agreement. Accordingly, as an inducement to the Company to enter into this Agreement, Employee agrees that while he is either employed by the Company or receiving any payments from the Company pursuant to the terms of this Agreement (such period being referred to herein as the "Restricted Period"), Employee shall not, directly or indirectly, either for himself or for any other person or entity, without the prior written consent of the Company:

          (a) anywhere in the world, engage or participate in, or assist, advise or be connected with (including as an employee, owner, partner, shareholder, member, manager, officer, director, advisor, consultant, agent or (without limitation by the specific enumeration of the foregoing) otherwise), or permit his name to be used by or render services for, any person or entity engaged in, or making plans to engage in, a business which competes in any manner with the business conducted or proposed to be conducted by the Company and any of its Affiliates (a "Competing Business");

          (b) take any action which might divert from the Company or any of its Affiliates (as defined herein) any opportunity (each, an "Opportunity") which would be within the scope of the Company's or such Affiliate's then business and shall offer each Opportunity to the Company, which the Company may, in its sole discretion, decide to pursue or not;

          (c) solicit, attempt to solicit, aid in the solicitation of or accept any orders from any person or entity who is or has been a customer of the Company or its Affiliates, at any time during the period beginning one year prior to the date hereof through the Restrictive Period, to purchase products or services from any person or entity which products or services could have been supplied or performed, as the case may be, by the Company or its Affiliates (other than from the Company or its Affiliates);

          (d) solicit, attempt to solicit or aid in the solicitation of any person or entity who is or has been a customer, supplier, licensor, licensee or person or entity having any other business relationship with the Company or any of its Affiliates, at any time during the period beginning one year prior to the date hereof through the Restrictive Period, to cease doing business with or alter its business relationship with the Company or its Affiliates; or

          (e) solicit or hire any person or entity who is a director, officer, employee, independent contractor or agent of the Company or any of its Affiliates to perform services in competition with the Company or its Affiliates for any person or entity other than the Company or its Affiliates or to terminate his or her employment with the Company or its Affiliates.

     As used herein, an "Affiliate" shall mean and include any person or entity which controls a party, which such party controls or which is under common control with such party, and with respect to the Company, the term "Affiliate" shall specifically include TCP. "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

     11. DISCLOSURE OF CONFIDENTIAL INFORMATION. Employee recognizes that he will occupy a position of trust and confidence with the Company as to Confidential Information (as herein defined) pertaining to the Company and its Affiliates. As an inducement for the Company to enter into this Agreement, Employee therefore agrees that:

          (a) during the Term and for a period of two years thereafter, Employee and each Affiliate of Employee shall hold in the strictest confidence and shall not, other than as required by law, without the prior written consent of the Company, use for his own benefit or that of any third party or disclose to any person, firm or corporation (except the Company, an Affiliate of the Company or employees of the Company and its Affiliates) any Confidential Information. For purposes of this Agreement, intending that the term shall be broadly construed to include anything protectible as a trade secret under applicable law, "Confidential Information" shall mean all information, and all documents and other tangible items which record information relating to or useful in connection with the Company's business (including the business of any of the Company's Affiliates), which at the time or times concerned is protectible as a trade secret under applicable law, and which has been or is from time to time disclosed to or known by Employee. Notwithstanding the foregoing, the term "Confidential Information shall not include any information that becomes generally known to and available for use by the public or in the trade, other than as a result of Employee's acts or omissions to act.

          (b) Employee and each Affiliate of Employee (and if deceased, their personal representatives) shall promptly following a request therefor from the Company return to the Company, without retaining copies, all tangible items which are or which contain Confidential Information. Employee shall also surrender all computer print-outs, laboratory books, floppy disks and other such media for storing software and information, work papers, files, client lists, telephone and/or address books, rolodex cards, internal memoranda, appointment books, calendars, keys and other tangible things entrusted to Employee by the Company or authored in whole or in part by Employee within the scope of his duties to the Company or its predecessor, even if such things do not contain Confidential Information; and

          (c) at the request of the Company made at any time or from time to time hereafter, Employee and each Affiliate of Employee (and if deceased, their personal representatives) shall make, execute and deliver all applications, papers, assignments, conveyances, instruments or other documents and shall perform or cause to be performed such other lawful acts as the Company may reasonably deem necessary or desirable to implement any of the provisions of this Agreement, and shall give testimony and cooperate with the Company, its Affiliates or their respective representatives in any controversy or legal proceedings involving the Company, its Affiliates or their respective representatives with respect to any Confidential Information.

     12. INVENTIONS. Employee acknowledges that in his capacity as an executive of the Company, he may be involved in (i) the conception or making of improvements, discoveries, inventions or the like (whether patentable or unpatentable and whether or not reduced to practice), (ii) the authorship of copyrightable works or (iii) the development of trade secrets relating to the Company. Employee acknowledges that all such intellectual property is the exclusive property of the Company. Employee hereby waives any rights he may have in or to such intellectual property, and Employee hereby assigns to the Company all right, title and interest in and to such intellectual property. At the Company's request and at no expense to Employee, Employee shall execute and deliver all such papers, including, without limitation, any assignment documents, and shall provide such cooperation as may be necessary or desirable, or as the Company may reasonably request, in order to enable the Company to secure and exercise its rights to such intellectual property.

     13. SPECIFIC PERFORMANCE. Employee agrees that any violation by him of Sections 10, 11 or 12 of this Agreement would be highly injurious to the Company and its Affiliates and would cause irreparable harm to the Company and its Affiliates. By reason of the foregoing, Employee consents and agrees that if he violates any provision of Sections 10, 11 or 12 of this Agreement, the Company and its Affiliates shall be entitled, in addition to any other rights and remedies that they may have, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any continuing violation of, the provisions of such section. In the event Employee breaches a covenant contained in this Agreement, the Restricted Period applicable to Employee with respect to such breached covenant shall be extended for the period of such breach. Employee also recognizes that the territorial, time and scope limitations set forth in Sections 10 and 11 are reasonable and are properly required for the protection of the Company and its Affiliates and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and Employee agree, and Employee submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances. Employee represents, warrants and acknowledges that he has available to him sufficient other means of support so that observance of the covenants contained in Sections 10, 11 and 12 shall not deprive him of his ability to earn a livelihood or support his dependents.

     14. TERMINATION FOR CAUSE. During the Term, Employee's employment with the Company may be terminated by the Board "for cause", which shall include (a) Employee's conviction for, or plea of nolo contendere to, a felony or a crime involving moral turpitude (excluding, minor traffic violations); (b) Employee's commission of an act which involves personal dishonesty or fraud involving personal profit in connection with Employee's employment with the Company; (c) Employee's commission of an act which involves willful misconduct or gross negligence on the part of Employee in the conduct of his duties hereunder; (d) Employee's material breach of the provisions of Sections 10, 11 or 12 of this Agreement; or (e) Employee's failure to cure any material breach of any other material provision of this Agreement within ten (10) days after Employee's receipt of written notice of such breach.

     15. TERMINATION FOR GOOD REASON. During the Employment Term, Employee may terminate his employment with the Company "for good reason". For purposes of this Agreement, termination "for good reason" shall mean termination due to (a) a substantial change in Employee's title, position and/or responsibilities with the Company; or (b) a forced relocation of Employee by the Company to a location not within 50 miles of the Cincinnati metropolitan area.

     16.  DEATH OR DISABILITY.

          (a)  This Agreement shall terminate upon Employee's death.

          (b) If Employee becomes permanently disabled (determined as provided below) during the Term, his employment with the Company shall terminate as of the date such permanent disability is determined. Employee shall be considered to be permanently disabled for purposes of this Agreement if he is unable by reason of accident or illness (including mental illness) to perform the material duties of his regular position with the Company and is
     (i) not expected to recover from his disability within a period of six (6) months from the commencement of the disability; or (ii) not expected to be able to perform his material duties of his regular position with the Company for a period of six (6) months in any consecutive twelve (12) month period as a result of the same disability. If at any time Employee claims or is claimed to be permanently disabled, a physician acceptable to both Employee, or his personal representative, and the Company (which acceptances shall not be unreasonably withheld) shall be retained by the Company and shall examine Employee. Employee shall cooperate fully with the physician. If the physician determines that Employee is permanently disabled, the physician shall deliver to the Company a certificate certifying both that Employee is permanently disabled and the date upon which the condition of permanent disability commenced. The determination of the physician shall be conclusive.

     17.  EFFECT OF TERMINATION.

     (a) Upon the termination of Employee's employment hereunder (i) by the Company for any reason other than for cause; or (ii) by the Employee for good reason, Employee shall be entitled to receive his Salary, Bonus and Contingent Consideration (pursuant to this Agreement and that certain Merger Agreement (the "Merger Agreement") dated as of the date hereof among Employee, the Company, TCP and certain other parties) through the remainder of the Employment Term on the same terms and at the same times as provided herein and the Merger Agreement, as the case may be.

     (b) Upon the termination of Employee's employment hereunder (i) by Employee for any reason (other than for good reason) at any time after the one year anniversary from the date hereof (the "Anniversary Date"); or (ii) by the Company at any time during the Employment Term for cause, Employee shall be entitled to receive, in Employee's sole discretion, either (x) the Bonus and Contingent Consideration (to be paid to Employee either pursuant to this Agreement or pursuant to the terms of the Merger Agreement) though the remainder of the Employment Term, to be paid to Employee on the same terms and at the same times as provided herein and in the Merger Agreement, plus the lesser of (A) the Salary through the remainder of the Employment Term, to be paid to Employee on the same terms and at the same times as provided herein; or (B) an amount equal to $200,000 to be paid by the Company to Employee within ____ days of the termination date of Employee's employment hereunder; or (y) the Salary through the remainder of the Employment Term to be paid to Employee on the same terms and at the same times as provided herein. If Employee, in his sole discretion, elects to receive the consideration set forth in 17(b)(y) above, Employee shall forfeit all rights to receive Bonus and Contingent Consideration accruing after the date of termination either pursuant to this Agreement or the Merger Agreement.

     (c) In the event Employee terminates his employment for any reason on or prior to the Anniversary Date (other than for good reason), the Company's obligations under this Agreement shall cease and Employee shall forfeit all his rights to receive any Contingent Consideration under the Merger Agreement and any compensation or benefits under this Agreement, including any Bonus and/or Contingent Consideration, except that Employee shall be entitled to his Salary and benefits for services already performed as of the date of termination of this Agreement.

Notwithstanding anything to the contrary contained herein, if at any time Employee's employment with the Company is terminated for any reason whatsoever (other than by Employee for good reason), and at the time of such termination, the Company had grounds to terminate Employee's employment hereunder for cause, the Company can elect, in its sole discretion, to terminate Employee's employment hereunder for cause, in which case, Employee would only be entitled to the compensation set forth in Section 17(b) and not the compensation set forth in Section 17(a).

     18.  MISCELLANEOUS.

          (a) All notices required or permitted to be given hereunder shall be in writing and shall be deemed given (i) when delivered in person at the time of such delivery or by telecopy with receipt of transmission indicating the date and time (provided, however, that notice delivered by telecopy shall only be effective if such notice is also delivered by hand or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by telecopy), (ii) when received if given by a nationally recognized overnight courier service or (iii) two (2) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, addressed as follows:

               if to Employee:

               John Sheridan
               _________________
               _________________

               with a copy to:

               Taft, Stettinius & Hollister
               1800 Star Bank Center
               425 Walnut Street
               Cincinnati, Ohio 45202-3957
               Attention: Phil Schultz
               Fax: (513) 381-0205

               If to the Company:

               Total Control Products, Inc.
               2001 North Janice Avenue
               Melrose Park, Illinois 60160
               Attention: Nicholas Gihl, President
               Fax: (708) 345-5670
               with a copy to:

               D'Ancona & Pflaum
               30 North LaSalle, Suite 2900
               Chicago, Illinois 60602
               Attention: Michel J. Feldman
               Telecopier: (312) 580-0923

     and/or at such other addresses and/or to such other addressees as may be designated by notice given in accordance with the provisions hereof.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. As to Employee, this Agreement is a personal service contract and shall not be assignable by Employee, but all obligations and agreements of Employee hereunder shall be binding upon and enforceable against Employee and Employee's personal representatives, heirs, legatees and devices.

          (c) The parties adopt the Recitals to this Agreement and agree and affirm that construction of this Agreement shall be guided thereby. This Agreement contains all of the agreements between the parties with respect to the subject matter hereof. This Agreement supersedes all other agreements, oral or written, between the parties hereto with respect to the subject matter hereof.

          (d) No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the waiving party. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

          (e) If any provisions of this Agreement (or portions thereof) shall, for any reason, be invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect.

          (f) The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement.

          (g) This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument.

          (h) Notwithstanding anything to the contrary contained herein, Employee's rights and obligations under Sections 10, 11, 12 and 13 shall survive the expiration or termination of this Agreement for the periods specified in such sections.

          (i) This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the laws of the State of Ohio applicable to contracts made in that State (other than any conflict of laws rule which might result in the application of the laws of any other jurisdiction).

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.




                              /s/ John Sheridan
                              -------------------------------
                              John Sheridan



                              THE COMPANY:

                              TARA PRODUCTS, INC.



                              By: /s/ Nicholas Gihl
                                 ----------------------------
                              Title: Vice President
                                    -------------------------

                                  AMENDMENT

     Reference is hereby made to that certain Employment Agreement (the "Agreement") dated as of January 29, 1996 between Tara Products, Inc. ("Employer") and John Sheridan ("Employee"). Capitalized terms used herein and not otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

     Notwithstanding anything to the contrary contained in the Agreement, (a) at any time after the date hereof, Employer may, in its sole discretion, elect to pay the following amount to Employee (50% of which shall be paid in shares of TCP Stock as provided in Section 6 of the Agreement) in full satisfaction of all Contingent Consideration for calendar years 1998, 1999 and 2000 otherwise owed to Employee during the Employment Term pursuant to the terms of the Agreement and this amendment to the Agreement (the "Amendment"): (i) if such payment is made at any time prior to the payment of Contingent Consideration for calendar year 1998, an amount equal to $2,000,000; (ii) if such payment is made at any time prior to the payment of Contingent Consideration for calendar year 1999 but after the payment for calendar year 1998, an amount equal to $1,666,667; and (iii) if such payment is made at any time prior to the payment of Contingent Consideration for calendar year 2000 but after the payment for calendar year 1999, an amount equal to $1,000,000 ("Termination Payment"); and (b) if at any time after the date hereof, an Asset Sale (as hereinafter defined) occurs, or the shareholders of TCP as of the date hereof fail to own, either directly or indirectly, at least 50% of the outstanding TCP Stock (other than as a result of a public sale of shares of TCP Stock) or TCP fails to own, either directly or indirectly, over 50% of the outstanding stock of Employer (other than as a result of a merger by Employer with and into TCP) (each, a "Triggering Event"), then Employer shall either (i) pay the Termination Payment to Employee in cash (with no portion being paid in shares of TCP Stock) in full satisfaction of all Contingent Consideration otherwise owed to Employee during the Employment Term pursuant to the terms of the Agreement and this Amendment; or (ii) pay Employee the Contingent Consideration otherwise due and payable to Employee pursuant to the terms of the Agreement and this Amendment in cash (with no portion being paid in shares of TCP Stock) subject to the following: (A) if the Triggering Event occurs at any time prior to the payment of Contingent Consideration for calendar year 1998, Employer shall guaranty a minimum payment of Contingent Consideration in an aggregate amount of $1,000,000 during the Employment Term, but the aggregate amount of Contingent Consideration payable to Employee during the Employment Term shall not exceed $3,375,000; (B) if the Triggering Event occurs at any time prior to the payment of Contingent Consideration for calendar year 1999 but after the payment for calendar year 1998, Employer shall guaranty a minimum payment of Contingent Consideration in an aggregate amount of $812,500 during the remainder of the Employment Term, but the aggregate amount of Contingent Consideration payable to Employee during the remainder of the Employment Term shall not exceed $2,562,500; and (C) if the Triggering Event occurs at any time prior to the payment of Contingent Consideration for calendar year 2000 but after the payment for calendar year 1999, Employer shall guaranty a minimum payment of Contingent Consideration in an aggregate amount of $500,000 during the remainder of the Employment Term, but the aggregate amount of Contingent Consideration payable to Employee during the remainder of the Employment Term shall not exceed $1,437,500.

     Upon the sale of any product line, division or equity interest (each, a "Sold Product Line") by Employer to any third party where the Sold Product Line or sales therefrom would have been included in the calculation of Actual TCP Sales and where such sale would not constitute a sale of all or substantially all of Employer's assets, for the calendar year in which any such sale occurs and for each succeeding calendar year during the Employment Term, Actual TCP Sales shall be computed as if such sale did not occur and the future sales for the Sold Product Line shall be projected for the remainder of the Employment Term at the same rate of growth as Employer's sales growth for such Sold Product Line for the calendar year in the year prior to such sale.

     Neither TCP nor Employer shall not be entitled to sell all or substantially all of its assets (each, an "Asset Sale") unless the purchaser in such Asset Sale agrees to assume in writing the terms of the Agreement and this Amendment. Notwithstanding the foregoing, if a Triggering Event occurs and (a) if Actual TCP Sales for the calendar year prior to the consummation of the Triggering Event is greater than $35,000,000, then each of the amounts of Contingent Consideration and Termination Payments set forth above shall remain the same; (b) if Actual TCP Sales for the calendar year prior to the consummation of the Triggering Event is less than or equal to $35,000,000 but greater than $25,000,000, then each of the amounts of Contingent Consideration and Termination Payments set forth above shall be reduced by an amount equal to the applicable amount set forth above multiplied by the following fraction: the numerator of which is $35,000,000 minus Actual TCP Sales for the calendar year prior to the consummation of the Triggering Event and the denominator of which is $10,000,000; (c) if Actual TCP Sales for the calendar year prior to the consummation of the Triggering Event is less than or equal to $25,000,000, then Employee shall not be entitled to any additional Contingent Consideration after the date of the Asset Sale; and (d) any Termination Payment or Contingent Consideration paid or payable to Employee after a Triggering Event shall be paid in cash (with no portion paid in shares of TCP Stock).

Dated: as of January 29, 1996


/s/ John Sheridan
--------------------------------
John Sheridan


TARA PRODUCTS, INC.


By: /s/ Nicholas Gihl
   -----------------------------
     Nick Gihl, Vice President